WAIVER OF NOTICE AND CONSENT TO HOLDING OF
                     SPECIAL MEETING OF BOARD OF DIRECTORS
                                       OF
                             Seoul Movie USA, Inc.

We, the undersigned, being all the directors of Seoul Movie USA, Inc., a California corporation, hereby waive notice of the special meeting of the board of directors of the corporation and consent to the holding of said meeting at 6:00 p.m, on December 5, 2003, at 4530 Yorkfield Court, Westlake Village, California 91361 and consent to the transaction of any and all business by the directors at the meeting including, without limitation, the nomination of additional Directors of this board and the merger of Seoul movie USA, Inc., and United Film Partners.

Dated: December 5, 2003
Jun Chang Rok, Director

Kevin O'Donnell, Director

Dong H. Chung, Director

                           MINUTES OF SPECIAL MEETING
                           OF THE BOARD OF DIRECTORS
                                       OF
                             Seoul Movie USA, Inc.



The board of directors of Seoul Movie USA, Inc. held its second meeting at 6:00 p.m. on December 5, 2003, at 4530 Yorkfield Court, Westlake Village, California 91361. The following directors nominated and elected, marked as present next to their names, were in attendance at the meeting and constituted a quorum of the full board: Mr. Dong H. Chung ( x ) Present ( ) Absent Mr. Chang Rok Jun ( ) Present ( x ) Absent Mr. Kevin O'Donnell ( x ) Present ( ) Absent The chairperson announced that the meeting was held pursuant to written waiver of notice and consent to holding of the meeting signed by each of the directors. Upon a motion duly made, seconded and unanimously carried, it was resolved that the written waiver of notice and consent to holding of the meeting be made a part of the minutes of the meeting and placed in the minute books. RESOLVED FURTHER, The issue concerning the merger between Seoul Movie USA, Inc., and United Film Partners were discussed and voted upon by the full board. Upon a motion duly made, seconded and unanimously carried, that the appropriate officers of this corporation are hereby authorized and directed to take such actions and execute such documents as they may deem necessary or appropriate to effectuate the merger of Seoul Movie USA, Inc. and United Film Partners Inc. a Texas Corporation. RESOLVED FURTHER, The representative of the board, Dong H. Chung, is authorized to offer a position on this Board to Mr. Robert Norton of Los Angeles, California and Hon. Kurt Seifarth, of Paris, France Since there was no further business to come before the meeting, upon motion duly made and seconded, the meeting was adjourned.

----------------------------
, Secretary